Exhibit 99.1

Contact:	Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
LUMINEX CORPORATION REPORTS SECOND QUARTER 2006 RESULTS
AUSTIN, Texas (July 26, 2006) — Luminex Corporation (NASDAQ:LMNX) today announced financial results for the second quarter ended June 30, 2006.
Revenue for the second quarter of 2006 was $13.3 million, a 25 percent increase compared with $10.7 million in the second quarter of 2005. Revenue for the second quarter of 2006 consisted of $5.8 million from the sales of 205 Luminex Systems, $3.1 million from the sale of consumables, $2.0 million in royalties, and $2.4 million of other revenue. Net income for the second quarter of 2006 was $271,000, or $0.01 per share, compared with a net loss of $363,000, or ($0.01) per share, for the same period last year. The net income for the second quarter includes total non-cash stock compensation expense of $1.3 million of which $461,000 is associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123R.
“The results for the second quarter of 2006 reflect another solid performance for Luminex,” said Patrick J. Balthrop, president and chief executive officer of Luminex. “We continued to make excellent progress in penetrating our target markets with system sales up over 31 percent from the same period last year. As a result, we now have over 3,740 Luminex Systems placed in laboratories around the world. Royalty revenue, one of the best measures of acceptance and adoption of our technology in the marketplace, was up over 66 percent from the second quarter of 2005. We believe these results demonstrate solid execution of our strategy to position Luminex for sustained growth and market leadership in multiplexing innovation.”
Management will host a conference call to discuss the operating highlights and financial results for the second quarter ended June 30, 2006, on Wednesday, July 26, 2006, at 5:00 p.m. Eastern time. The conference call will be webcast live and will be accompanied by a slide presentation, both of which may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com . Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call and slides will be archived for one year on the website using the ‘replay’ link.

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LMNX Reports Second Quarter 2006 Results

July 26, 2006
Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP can be obtained on the Internet at http://www.luminexcorp.com.
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “could,” “should” and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products, the Company’s dependence on strategic partners for development, commercialization and distribution of products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, Luminex’s ability to scale manufacturing operations, potential shortages of components, competition, the timing of regulatory approvals and any modification of the Company’s operating plan in response to its ongoing evaluation of its business, as well as the risks discussed under the heading “Risk Factors” in Luminex’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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LMNX Reports Second Quarter 2006 Results

July 26, 2006
LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,206	$25,206
Short-term investments	14,180	10,947
Accounts receivable, net	8,056	6,580
Inventory, net	4,142	4,281
Other	1,075	1,170

Total current assets	51,659	48,184
Property and equipment, net	4,093	3,222
Long-term investments	3,277	5,466
Other	1,117	1,163

Total assets	$60,146	$58,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,906	$3,412
Accrued liabilities	2,328	2,970
Deferred revenue	2,276	2,438

Total current liabilities	6,510	8,820
Deferred revenue	4,442	4,505

Total liabilities	10,952	13,325

Stockholders’ equity:
Common stock	31	32
Additional paid-in capital	134,886	135,440
Deferred stock compensation	—	(4,219)
Accumulated other comprehensive gain (loss)	40	18
Accumulated deficit	(85,763)	(86,561)

Total stockholders’ equity	49,194	44,710

Total liabilities and stockholders’ equity	$60,146	$58,035

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LMNX Reports Second Quarter 2006 Results

July 26, 2006
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue	$13,268	$10,652	$26,265	$19,972
Cost of revenue (a)	5,608	4,294	10,346	8,772

Gross profit	7,660	6,358	15,919	11,200
Operating expenses:
Research and development (b)	1,790	1,488	3,987	2,505
Selling, general and administrative (c)	6,137	5,150	12,086	9,489

Total operating expenses	7,927	6,638	16,073	11,994

Loss from operations	(267)	(280)	(154)	(794)
Other income, net	551	246	967	462
Settlement of litigation	—	(322)	—	(322)
Income taxes	(13)	(7)	(16)	(7)

Net income (loss)	$271	$(363)	$797	$(661)

Net income (loss) per share, basic	$0.01	$(0.01)	$0.03	$(0.02)

Shares used in computing net income (loss) per share, basic	31,386	30,947	31,288	30,911

Net income (loss) per share, diluted	$0.01	$(0.01)	$0.02	$(0.02)

Shares used in computing net income (loss) per share, diluted	32,876	30,947	32,606	30,911

(a)	Includes non-cash stock compensation expense of $79,000 and $25,000, respectively, for the three months ended June 30, 2006 and 2005, and $158,000 and $39,000, respectively, for the six months ended June 30, 2006 and 2005.

(b)	Includes non-cash stock compensation expense of $137,000 and $24,000, respectively, for the three months ended June 30, 2006 and 2005, and $239,000 and $41,000, respectively, for the six months ended June 30, 2006 and 2005.

(c)	Includes non-cash stock compensation expense of $1 million and $355,000, respectively, for the three months ended June 30, 2006 and 2005, and $2 million and $582,000, respectively, for the six months ended June 30, 2006 and 2005.
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